WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


                          The San Francisco Company
                                                                Exhibit 27
                           FINANCIAL DATA SCHEDULE

      THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION
      EXTRACTED FROM SEPTEMBER 30, 1994 10Q AND DECEMBER 31, 1993
      10K AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH
      FINANCIAL STATEMENTS.

The following schedule set forth certain selected consolidated financial data of the Company at September 30, 1994 and December 31, 1993, and for the period ended September 30, 1994 and 1993:


(Dollars in thousands)                        September 30,     December 31,
                                                  1994              1993
ASSET DATA:
Cash and due from banks                          $  7,923         $  8,333
Federal funds purchased                            20,000           17,500
Investments and mortgage backed securities
  available for sale                                4,431           14,940
Investments and mortgage backed securities
  held to maturity - carrying value                 9,082            6,351
Investments and mortgage backed securities
  held to maturity - market value                   9,077            6,353
Loans                                             113,551          149,750
Allowance for loan losses                          (6,132)          (8,050)
Total Assets                                      177,849          231,021

LIABILITY AND EQUITY DATA:
Deposits                                          144,028          210,111
Short-term borrowings                               9,851            1,303
Other liabilities                                   3,664            2,152
Preferred stock - no mandatory redemption             116           18,116
Common stock                                           58                4
Other stockholders' equity                         20,132             (667)
Total liabilities and stockholders' equity       $177,849         $231,021

(Financial Data Schedule continued)


(Dollars in thousands)                         September 30,    September 30,
                                                   1994              1993
INCOME STATEMENT DATA:
Interest and fees on loans                       $  8,635        $  13,062
Interest and dividends on investments                 995            1,131
Total interest income                               9,630           14,193
Interest on deposits                                3,608            5,443
Total interest expense                              3,735            5,848
Net interest income                                 5,895            8,345
Provision for loan losses                             423            3,400
Investment securities gains/losses                   (180)             (73)
Other expenses                                     21,717           17,105
Loss before taxes                                 (14,733)          (8,438)
Net loss                                          (14,838)          (8,541)
Earnings per share - primary                        (6.83)          (19.19)
Earnings per share - fully diluted                  (6.83)          (19.19)



(Dollars in thousands)                         September 30,     December 31,
                                                    1994              1993
OTHER DATA:
Net yield-interest earning assets                    5.0%             4.6%
Loans on non-accrual                            $  10,616        $  11,086
Accruing loans past due 90 days or more               366                -
Troubled debt restructuring                         2,200            2,200
Potential problem loans                            14,716           11,847

Allowance for loan loss - beginning of period       8,050            8,400
Total charge-offs                                   3,253            4,603
Total recoveries                                      912              159
Allowance for loan loss - end of period             6,132            8,050

Allowance for loan loss allocated to domestic loans 4,482            5,255
Loan loss allowance unallocated                     1,650            2,795






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